EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 BIOQUEST, INC.

      BIOQUEST, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

      FIRST: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on the 1st day of December, 1995, pursuant to the General Corporation Law of the State of Delaware under the name of Victoria Enterprises, Inc. A Certificate of Amendment of the Certificate of Incorporation effecting change in the name of the Corporation to its present name was filed in the Office of the Secretary of State of the State of Delaware on the 14th day of November, 1996.

      SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and providing for consideration thereof at the next scheduled meeting of the stockholders of the Corporation. The resolutions to setting forth the proposed amendment are as follows:

            RESOLVED, that the Certificate of Incorporation be amended to effectuate a combination and reverse split of all the issued and outstanding shares of common stock of the Corporation in a ratio of one - for - 1.989949857; and it is further

            RESOLVED, that current Article IV of the Certificate of Incorporation be deleted in its entirety and the following be substituted in lieu thereof; Title per certificate

                           "ARTICLE IV- CAPITALIZATION

                  4. The Corporation is authorized to issue $1,000,000 Shares in two classes, to be designated, respectively, Preferred Stock, par value $0.01 per share ("Preferred"), and Common Stock, par value $0.001 per share ("Common").

                  4.1 The total number of shares of Common that the Corporation shall have authority to issue is 50,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 1,000,000. The Preferred may be issued from time to time in one or more series.

                  4.2 The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this
                  Article IV, by resolution to provide for the issuance of Preferred shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  4.3 The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  A. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any series then outstanding) and the distinctive designation of that series;

                  B. The dividend rate on the shares in that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  C. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

                  F. Whether that series shall have a sinking fund or sinking funds for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund or funds;

                  G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  H. Any other relative rights, preferences and limitations of that series.

                  4.4 No holder of sham of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV."

                  and it is further

                           RESOLVED, that at 5:00 pm, EST, on the date of the
                  filing of this Certificate of Amendment to the Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one- for-1.989949857 without any further action on the part of the holders thereof or the Corporation. No fractional shares will be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively; and it is further

      THIRD: That, pursuant to resolutions of the Corporation's Board of Directors, the 2000 annual meeting of the stockholders of the Corporation was duly called and held on the 23rd day of June, 2000 upon -notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the-necessary numbers of shares as required by statute were voted in favor of the amendment.

      FOURTH: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FIFTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its officers thereunto duly authorized as of the 25th day of June, 2000.

Dated:  As of June 25, 2000.                            BIOQUEST, INC.

                                                        By:  /s/ Warren C. Lau
                                                             -------------------
                                                             Warren C. Lau,
                                                             President
ATTEST:



/s/ Robert D, Whitworh
----------------------------
Robert D. Whitworth
Secretary